AgriFORCE Growing Systems Signs Definitive Agreement to Acquire Delphy, a Leading European Agriculture/Horticulture and AgTech Consulting Firm

Acquisition to add multinational operations with 2020 annual revenues of US$26 million and EBITDA of US$3 million (IFRS-based)

February 15, 2022 08:45 ET | Source: Agriforce Growing Systems Ltd.

VANCOUVER, British Columbia, Feb. 15, 2022 (GLOBE NEWSWIRE) -- **AgriFORCE Growing Systems Ltd. ("the Company") (NASDAQ: AGRI; AGRIW)**, an IP-focused AgTech company dedicated to advancing sustainable cultivation and crop processing across multiple platforms, today announced that it has entered into a definitive agreement to acquire Delphy Groep BV (Delphy), a Netherlands-based AgTech consultancy firm, for US$29 million through a combination of cash and stock. This definitive agreement follows the binding LOI as previously announced in October 2021.

Delphy, which optimizes production of plant-based foods and flowers, has multinational operations in Europe, Asia, Russia, Kazakhstan, and Africa, with approximately 200 employees and consultants. Delphy's client list includes agriculture companies, governments, universities, and leading AgTech suppliers, who turn to the company to drive agricultural innovation, solutions, and operational expertise. Delphy achieved 2020 annual consulting audited revenues of more than US$26 million and EBITDA of US$3 million (IFRS-based)[1]. Delphy expects to end 2021 with revenues of US$28 million

- **Delphy has generated strong historical financial performance and consistent growth.** AgriFORCE plans to build on this growth through expansion of Delphy's consulting operations, establishment of a research and development center in North America, facilitating higher penetration of its Asian markets, as well as expanding AgriFORCE's operations in international markets where Delphy has an established presence.
- **Accelerated deployment of the AgriFORCE GrowHouse and related IP** by leveraging Delphy's extensive experience, established customer base, and deep industry relationships.
- **Delphy's deep industry knowledge and experience complements AgriFORCE's M&A strategy** by being uniquely positioned in identifying regional and international AgTech opportunities.
- **Delphy is at the forefront of knowledge and IP development and research**, which the Company plans to augment with increased revenue from technical solutions in the controlled-environment agriculture (CEA) vertical.
- **Ability to expand AgriFORCE's IP development and increase innovation** through Delphy's Improvement Centers, its center of excellence R&D facilities, and its relationships with governments and premier AgTech universities.
- **Delphy brings a team of industry leaders in AgTech** and a market-leading consulting brand to AgriFORCE.

Ingo Mueller, CEO of AgriFORCE Growing Systems, commented: "We expect the acquisition of Delphy will be transformative for the Company, as it significantly enhances the value proposition that we can offer customers in the AgTech industry. We expect the combined company will emerge as a global player with top-tier R&D capabilities, a more diverse product pipeline, increased IP development capabilities, and a broader footprint." He added, "Delphy brings a highly accomplished and experienced team to the table, and we look forward to leveraging their capabilities and broad industry relationships. Importantly, our complementary expertise and shared values are underpinned by a commitment to making positive change in the lives of farmers and consumers."

Jacco van der Wekken, CEO of Delphy, said: "We believe that partnering with AgriFORCE will help accelerate our global expansion plans and further establish our industry leadership. Our collective strategy is to provide innovative solutions through our deep industry knowledge and first-class intellectual property. In particular, we look forward to accelerating the vast opportunities in North America where we see significant potential to ramp-up revenues and support the rollout of the AgriFORCE GrowHouse on a global level."

1. EBITDA Reconciliation

	2020
	(in US$ '000's)
Net income	2,391
Share of profit of associates	(113)
Depreciation and Amortization	274
Interest expense	28
Income tax expense	420
EBITDA	3,000

About Delphy

Created in 2013 by the merger of DLV – a privately held former Department of the Dutch Ministry of Agriculture – and GreenQ – a company focusing on consultancy, education, projects and R&D innovation behind its Improvement Centres, Delphy is a leading consultancy and R&D improvement company based in the Netherlands, with over 200 employees and global operations. Delphy's name is based on the classical antiquity name 'Delphi' which was the place where people came together with questions about crops, fertility and harvesting. Delphy stands for Worldwide Expertise in Food and Flowers.

About AgriFORCE

AgriFORCE Growing Systems Ltd. **(NASDAQ: AGRI; AGRIW)** is an AgTech company focused on the development and acquisition of crop production know-how and intellectual property augmented by advanced AgTech facilities and solutions. Looking to serve the global market, the Company's current focus is on North America, Europe, and Asia. The AgriFORCE vision is to be a leader in delivering plant-based foods and products through advanced and sustainable AgTech solution platforms that make positive change in the world—from seed to table. The AgriFORCE goal: Clean. Green. Better. Additional information about AgriFORCE is available at: www.agriforcegs.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors,

All forward-looking statements speak only as of the date of this press release.

Company Contact:

Ian Pedersen

Tel: (604) 757-0952

Email: ipedersen@agriforcegs.com

Investor Relations:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1021

Email: AGRI@crescendo-ir.com

Media Relations:

AHA Creative Strategies Inc.

Ruth Atherley

Tel: (604) 846-8461

Email: ruth@ahacreative.com



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